Exhibit A


                            STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT, is made as of the ___th day of _________ 2001, by and between Celsius Inc., a Delaware corporation (the "Seller"), and Minnesota ASE, LLC, a Minnesota limited liability company (the "Buyer").

                              W I T N E S S E T H:

WHEREAS, Aero Systems Engineering, Inc. ("ASE") is a corporation organized and existing under the laws of the State of Minnesota with authorized capital consisting of 10,000,000 shares of common stock, $0.20 par value per share, of which there are currently outstanding 4,401,625 shares, 3,522,073 of which shares are owned by the Seller (the "Shares");

WHEREAS, the Seller desires to sell, assign and transfer to the Buyer and the Buyer desires to purchase, accept and receive from the Seller, 2,245,000 shares of the common stock of ASE (the "2,245,000 Shares") on the terms and subject to the conditions hereinafter set forth;

WHEREAS, the Buyer desires to secure new lines of credit for ASE in order to terminate ASE's current line of credit from Seller and - existing Performance Bonds, dated July 24, 2000 for DSO Singapore in the present approximate amount of $1,163,900 (the "DSO Performance Bond") and dated May 4, 2001 for CSIST in the present approximate amount of $128,500 (the "CSIST Performance Bond") (both of which are guaranteed by the Seller or an affiliate of the Seller) and thus remove the Seller as guarantor of the DSO Performance Bond and the CSIST Performance Bond; and

WHEREAS, in order to provide financing to ASE, the Seller is willing to loan ASE $1,500,000 pursuant to an interest-only three year secured note (the "Note").

NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1.
                           PURCHASE AND SALE OF STOCK

On the terms and subject to the conditions herein set forth, the Seller hereby agrees to sell, transfer and deliver to the Buyer the 2,245,000 Shares, and the Buyer agrees to purchase the 2,245,000 Shares, as the case may be, from the Seller.


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                                   ARTICLE 2.
                        PURCHASE PRICE AND PAYMENT TERMS

2.1. PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, the purchase price to be paid by the Buyer to the Seller for the 2,245,000 Shares shall be equal to a total of $1,908,250 or $0.85 per share.

2.2. PAYMENT TERMS. The Purchase Price determined in accordance with Section 2.1 shall be paid by the Buyer to the Seller on the Closing Date in immediately available funds.

                                   ARTICLE 3.
                                     CLOSING

The closing of the transaction contemplated hereunder shall take place at the offices of Winthrop & Weinstine, P.A., 3000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, at 10:00 a.m. on the second business day after ASE receives a complete and validly executed export license for the shipment of a wind tunnel and related materials to DSO Singapore (the "Export License") or such day and at such time and place as may be mutually agreed upon by the Buyer and the Seller (said day of closing hereinbefore and hereinafter called the "Closing Date").

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

In connection with and as an inducement to the Buyer to enter into this Agreement and for the Buyer to be bound by the terms of this Agreement, the Seller represents and warrants to the Buyer that, as of the date hereof (and as of the Closing Date):

4.1. AUTHORITY. The Seller has the full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein.

4.2. TITLE TO ASE STOCK. The Seller hereby represents and warrants to the Buyer that the Seller has good title to, the right to possession of and the right to sell the 2,245,000 Shares and that the 2,245,000 Shares shall be transferred on the Closing Date to the Buyer free and clear of any pledges, liens, charges, encumbrances, proxies, or other restrictions or potentially adverse claims of any kind of nature.

4.3. EXECUTION AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.


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4.4. CLAIMS AGAINST ASE. The Seller hereby represents and warrants to the Buyer that the Seller has no claims, threatened or pending, against ASE except as set forth on EXHIBIT A.

4.5. FINANCIAL STATEMENTS. To the best knowledge of the Seller, the financial statements of ASE are true and correct in all material respects and fairly represent the financial position of ASE in accordance with generally accepted accounting principles. For purposes hereof, said financial statements are defined to be the balance sheet, income statement and related notes thereto as of December 31, 2000 and March 31, 2001 as filed with the Securities and Exchange Commission.

4.6. MATERIAL LIABILITIES. To the best knowledge of the Seller, there are no material liabilities for which ASE might be liable which are not reflected on the financial statements or in this Agreement.

For the purposes of this Article 4, "To the best knowledge of the Seller" shall mean the actual knowledge of Christer Persson (the Chief Executive Officer of the Seller), with no independent duty to investigate.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

In connection with and as an inducement to the Seller to enter into and be bound by the terms of this Agreement, the Buyer warrants and represents to the Seller that, as of the date hereof (and as of the Closing Date):

5.1 ORGANIZATION AND CORPORATE POWER. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota. Subject to receiving the necessary regulatory approvals, the Buyer has all requisite power, authority, charters, licenses and franchises necessary or required by law to purchase the 2,245,000 Shares from the Seller.

5.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been (or will be) prior to the Closing Date duly authorized by the Board of Governors of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement and such transactions. The Buyer has the full power and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein.

5.3 EXECUTION AND ENFORCEABILITY. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.


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5.4 SOPHISTICATED INVESTOR. The Buyer is a "Sophisticated Investor" (as such term is defined in this Agreement). The Buyer understands the business in which ASE is engaged and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in ASE and making an informed investment decision with respect thereto. The Buyer has relied solely on its own investigation and due diligence. The Buyer has obtained sufficient information to evaluate the merits and risks of the investment and to make such a decision. The Buyer is aware of and able to bear the risks of the investment and is able to afford a complete loss of such investment.

                                   ARTICLE 6.
                               NOTE AND COLLATERAL

6.1 NOTE. At the Closing Date, the Seller will lend ASE $1,500,000 pursuant to the Note attached hereto as EXHIBIT B (the "Note"). It is expressly understood that ASE has the right to prepay the Note which shall result in the termination of the Security Agreement referred to in Section 6.2 hereof.

6.2 SECURITY AGREEMENT. At the Closing Date, ASE and the Seller will enter into the Security Agreement, attached hereto as EXHIBIT C (the "Security Agreement"). It is expressly recognized that the security interest of the Seller under the Security Agreement is subordinate to the security interest of National City Bank of Minneapolis ("Bank") and its participant lenders.

6.3 PLEDGE AGREEMENT. At the Closing Date, the Buyer shall grant a security interest in the 2,245,000 Shares to the Seller pursuant to the Pledge Agreement, attached hereto as EXHIBIT D (the "Pledge Agreement"), in order to secure the obligations of ASE to the Seller under the Note. The 2,245,000 Shares along with an executed stock power shall be held by Wiggin & Dana, LLP as escrow agent for the Seller pursuant to the Escrow Agreement, attached hereto as EXHIBIT E (the "Escrow Agreement").

6.4 MORTGAGES. At the Closing Date, if ASE's bank lender has taken mortgages in order to secure the obligations under the Note, ASE and the Seller will enter into a mortgage immediately behind the Bank in priority in order to secure the obligations of ASE to the Seller under the Note.

6.5 STOCKHOLDERS AGREEMENT. At the Closing Date, the Buyer and the Seller shall enter into the Stockholders Agreement, attached hereto as EXHIBIT F (the "Stockholders Agreement").

                                   ARTICLE 7.
                              DELIVERY OF DOCUMENTS

On the Closing Date, the Buyer and the Seller shall deliver to the other party the following documents, instruments and agreements, together with such other documents, instruments and agreements as the other party (or its counsel) may reasonably request to consummate the purchase and sale contemplated hereby:

7.1 By the Buyer to the Seller:


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         (a) the amount required to be paid under Section 2.1 hereof by a bank cashier's check or an appropriate wire transfer in immediately available funds; and

         (b) evidence of compliance with the removal of the Seller (or its affiliate) and substitution of a new DSO Performance Bond and a new CSIST Performance Bond and release of Sellers under the existing DSO and CSIST Performance Bonds, as provided in Section 10.1 hereof;

         (c) an executed Pledge Agreement;

         (d) an executed Stockholders Agreement;

         (e) the amount required to be paid under Section 10.3 hereof in respect to the Management Fee; and

         (f) the amount required to be paid under Section 10.4 hereof in respect to the Seller's line of credit with ASE.

7.2 By the Seller to the Buyer:

         (a) certificates evidencing all of the Shares being purchased and sold hereunder, free and clear of all encumbrances and other defects in title, duly endorsed or otherwise accompanied by duly executed stock powers sufficient to transfer ownership of the said certificates and the shares of stock evidenced thereby to the Buyer; and

         (b) evidence of entering into and funding the Note and entering into the Security Agreement and Pledge Agreement; and

         (c) an executed Stockholders Agreement.

                                   ARTICLE 8.
                              EXPENSES AND BROKERS

The Buyer and the Seller shall each pay their respective costs and expenses of any character incurred in connection with this Agreement or the transaction contemplated hereby, including, without limitation, any commissions, fees or other compensation payable to any finder or broker acting on behalf of such party in connection with the transaction contemplated by this Agreement. It is the parties' understanding that there are no such finders or brokers associated with this transaction.

                                   ARTICLE 9.
                                      TAXES

         (a) Seller shall cause ASE to be included in the consolidated income tax returns of Seller for all periods ending on or prior to the Closing Date for which ASE is required to be so included. Buyer shall prepare and timely file all other tax returns required of ASE. Any such tax returns that include periods ending on or before the Closing Date shall,

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         insofar as they relate to ASE, be on a basis consistent with the last previous such tax returns filed with respect to ASE, unless Buyer or Seller concludes that there is no reasonable basis for such position. Notwithstanding the foregoing, for calendar year 2001, the Buyer, the Seller, and ASE, as the case shall be, shall pro rate ASE's federal and state taxable income or loss pursuant to Regulation Section 1.1502-76(b)(2)(ii) as promulgated by the Internal Revenue Service.

         (b) After the Closing Date, Buyer and Seller shall provide each other with such cooperation and information relating to ASE as any party reasonably may request in filing any tax return (or amended tax return) or refund claim, determining any tax liability or a right to a refund, conducting or defending any audit or other proceeding with respect to taxes which are the responsibility of such party or any of its affiliates. Buyer and Seller agree to furnish or cause to be furnished to one another and their representatives access, during normal business hours, to such information (including records pertinent to ASE) and assistance relating to ASE as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any tax returns, reports or forms or the defense of any tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of ASE or Seller.

                                   ARTICLE 10.
                                    COVENANTS

10.1 BANK LINE; OUTSTANDING GUARANTEES. On or before the Closing Date, the Buyer shall secure new lines of credit for ASE and shall provide substitute performance bonds with respect to the DSO Performance Bond and the CSIST Performance Bond. Notwithstanding the foregoing, all of the Outstanding Guarantees listed on EXHIBIT G hereto shall remain in place, and the Buyer does hereby agree to indemnify the Seller for any liability or out-of-pocket cost with respect to such Outstanding Guarantees, it being understood that no such out-of-pocket cost is contemplated in the absence of any default thereunder. Additionally, the Guarantee Agreement, dated July 23, 1998 between Celsius, Inc. as guarantor and the Boeing Company as beneficiary ("Guarantee Agreement") shall remain in place unless Boeing agrees to amend, modify, release or terminate such guaranty. Buyer does hereby agree to indemnify the Seller for any liability or out-of-pocket cost with respect to such Guarantee Agreement, it being understood that no such out-of-pocket cost is contemplated in the absence of any default thereunder. The Guarantee Agreement shall not be amended without consent of Seller.

10.2 RELEASE OF SECURITY INTEREST. On or before the Closing Date and except for the Security Agreement, the Seller shall provide to the Buyer documentation evidencing the termination of any and all security interests in the assets of ASE granted by ASE to the Seller or its affiliates in return for certain unsecured assurances from ASE to Seller which assurances shall be satisfactory to Seller in its sole reasonable discretion.


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10.3 MANAGEMENT FEE. On or before the Closing Date, the Buyer will cause ASE to pay the Seller the Management Fee (the "Management Fee") being accrued on a pro rata basis listed in EXHIBIT A, through the month-end preceding the Closing Date;

10.4 BORROWED MONEY. On or before the Closing Date, Buyer will cause ASE to repay all amounts then owed by ASE to Seller for borrowed money in cash or other immediately available funds.

10.5 OTHER GUARANTEES. After the Closing Date, Buyer will provide to ASE's benefit all guarantees and other assurances that may be requested by an ASE customer to permit ASE to operate in the ordinary course of business.

                                   ARTICLE 11.
                                 INDEMNIFICATION

Each of the parties does hereby and shall immediately upon demand indemnify and hold harmless the other party after the date of this Agreement, against and in respect of:

         (a) any damages or deficiency resulting from any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of such party; and

         (b) all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) incident to any of the foregoing.

         (c) Seller's indemnification obligation thereunder shall not in any circumstance exceed singly or in the aggregate, the Purchase Price as defined in the Agreement ("Liability Cap").

         (i) (d) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER SELLER NOR ANY OF ITS AGENTS, EMPLOYEES, REPRESENTATIVES OR AFFILIATES SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL OR OTHER SIMILAR DAMAGES IN CONNECTION WITH DIRECT CLAIMS BY AN INDEMNIFIED PARTY WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT UNLESS ANY SUCH CLAIM ARISES OUT OF THE FRAUDULENT ACTIONS OF EITHER PARTY OR ITS PARENT OR SUBSIDIARIES. IN DETERMINING THE AMOUNT OF ANY LOSS, LIABILITY, OR EXPENSE FOR WHICH AN INDEMNIFIED PARTY IS ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT, THE GROSS AMOUNT THEREOF WILL BE REDUCED (BUT NOT BELOW ZERO) BY THE NET PRESENT VALUE OF ANY CORRELATIVE INSURANCE PROCEEDS ACTUALLY REALIZED BY SUCH INDEMNIFIED PARTY UNDER POLICIES TO THE EXTENT THAT THE FUTURE PREMIUM RATE WILL NOT BE INCREASED BY CLAIM EXPERIENCE RELATING TO SUCH LOSS, LIABILITY OR EXPENSE.


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         (ii) (e) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN ARTICLE 4, SELLER
         MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. ANYTHING IN THIS AGREEMENT TO THE CONTRARY NOTWITHSTANDING, NO STOCKHOLDER, DIRECTOR, OFFICER, AFFILIATE, EMPLOYEE OR AGENT OF SELLER SHALL HAVE
         ANY PERSONAL LIABILITY TO THE OTHER PARTY OR ANY OTHER PERSON AS A RESULT OF THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SELLER OR ANY OF ITS AFFILIATES CONTAINED HEREIN AND NO MEMBER, DIRECTOR, OFFICER, AFFILIATE, EMPLOYEE OR AGENT OF THE SELLER SHALL HAVE ANY PERSONAL LIABILITY TO BUYER OR ANY OTHER PERSON AS A RESULT OF THE BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED HEREIN.

         (f) Each of the parties hereto agrees that its sole and exclusive remedy after the Closing with respect to any and all claims relating to this Agreement, ASE, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby, shall be pursuant to the indemnification provisions contained in this Article
         11. Buyer hereby waives, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it may have against the other parties hereto.

                                   ARTICLE 12.
                                   TERMINATION

         This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

         (a) by mutual consent of the Seller and the Buyer; or

         (b) by the Seller (as one party) or by the Buyer (as another party) upon written notice thereof to the other party if there has been a failure by the other party to perform or comply with any material agreement, covenant or condition herein required to be performed or complied with by such other party within the time required and such failure has continued for thirty (30) days following written notice thereof to such other party, provided, however, such cure period shall not extend beyond October 10, 2001; or

         (c) by the Seller (as one party) or by the Buyer (as another party) upon written notice thereof to the other party if the fully executed Export License is not received by ASE by October 10, 2001.

         (d) by either party upon written notice thereof to the other party if there has been a failure by the Buyer to obtain all Bank financing and security agreements in forms which are determined by the Seller or Buyer, as the case may be, to be satisfactory by August 20, 2001.


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                                   ARTICLE 13.
                               GENERAL PROVISIONS

13.1 SURVIVAL OF REPRESENTATIONS. The representations and warranties of the Seller and the Buyer contained in or made pursuant to this Agreement shall survive the consummation of the purchase and sale contemplated hereby for a period of eighteen (18) months from the Closing Date except for the representations and warranties set forth in Sections 4.2 and 4.4, which shall both survive the purchase and sale contemplated hereby and shall not terminate.

13.2 PARTIES IN INTEREST AND ASSIGNMENT. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the personal representative, successors and permitted assigns of the Seller and the Buyer, it being understood, however, that such assignment shall in no way relieve the parties to this Agreement of their responsibilities and obligations under this Agreement.

13.3 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered or deposited in the United States mail, mailed first class, registered or certified, postage prepaid, addressed as follows:

         (a) If to the Buyer:

             Minnesota ASE, LLC
             222 South 9th Street, Suite 3000
             Minneapolis, Minnesota 55402
             Attn: Laurence E. Gamst

             With a copy to:

             Winthrop & Weinstine, P.A.
             3000 Dain Rauscher Plaza
             60 South Sixth Street
             Minneapolis, Minnesota 55402
             Attention: Richard A. Hoel

         or at such other address as Buyer or his attorney shall have advised the Seller in writing; and


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         (b) If to the Seller:

             Celsius Inc.
             1800 Diagonal Road
             Suite 280
             Alexandria, VA 22315
             Attention: Christer Persson

             With a copy to:

             Wiggin & Dana, LLP
             P.O. Box 1832
             New Haven, CT 06508
             Attention: Terry Jones

         or at such other address as Seller or his attorney may have advised the Buyer in writing.

13.4 ENTIRE AGREEMENT. This Agreement expresses the whole agreement between the parties with respect to the purchase and sale contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

13.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.6 CHANGES. Any and all agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by the party agreeing to be bound thereby.

13.7 GOVERNING LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota, and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state.

13.8 CONSTRUCTION. Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

13.9 WAIVER. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.


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13.10 PUBLICITY. Except as required by federal and state law and regulations, all publicity or disclosure of any matter to press agents concerning the transactions contemplated by this Agreement and all notices regarding this transaction shall be jointly planned, coordinated, and related only by mutual consent of Buyer and Seller.


IN WITNESS WHEREOF, the Seller and the Buyer have executed and delivered to the other party this Agreement effective as of the day and year first above written.


                                        BUYER:

                                        MINNESOTA ASE, LLC

                                        By
                                          --------------------------------------

                                        Its
                                           -------------------------------------


                                        SELLER:

                                        CELSIUS INC.

                                        By
                                          --------------------------------------

                                        Its
                                           -------------------------------------


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


                                    EXHIBIT A

                        ITEMS TO BE PAID BY ASE TO SELLER

            MANAGEMENT FEE OF $17,500 PER MONTH X 8 MONTHS = $140,000


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


                                    EXHIBIT B

                                 PROMISSORY NOTE


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


                                    EXHIBIT C

                               SECURITY AGREEMENT


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


                                    EXHIBIT D

                             STOCK PLEDGE AGREEMENT


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


                                    EXHIBIT E

                                ESCROW AGREEMENT


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


                                    EXHIBIT F

                             STOCKHOLDERS AGREEMENT


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


                                    EXHIBIT G

                             OUTSTANDING GUARANTEES



NAME                TYPE                     AMOUNT (USD)      EXPIRY
----                ----                     ------------      ------

CIRA (ITALY)        PERFORMANCE GUARANTEE         208,715      JUNE 30, 2001
------------        ---------------------         -------      -------------
SRT (SWISS AIR)     PERFORMANCE GUARANTEE         277,500      FEB. 28, 2002
---------------     ---------------------         -------      -------------
DSO SINGAPORE       ADVANCE PAYMENT BOND        3,491,700      FEB. 15, 2003
-------------       --------------------        ---------      -------------
MTU                 BID BOND LOC                  600,000      DECEMBER 20, 2001
---                 ------------                  -------      -----------------
CSIST               BID BOND                       90,000      AUGUST 30, 2001
-----               --------                       ------      ---------------


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